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                                                                       Exhibit 3





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                                PROMISSORY NOTE

US $853,358.00                                                Hamilton, Bermuda
                                                                 May 8, 1997


         FOR VALUE RECEIVED, BRIANA INVESTMENT GROUP, LP, a British Virgin Islands Limited Partnership having a mailing address at Bison Court, P.O. Box 3460, Road Town, Tortola, British Virgin Islands (hereinafter referred to as "Maker"), promises to pay to ZEON CORPORATION, a Rhode Island corporation having its principal offices at 1060 Park Ave., Cranston, RI 02920, (hereinafter referred to as "Payee"), the principal sum of EIGHT HUNDRED FIFTY-THREE THOUSAND THREE HUNDRED FIFTY-EIGHT AND 00/100 (US $853,358.00) DOLLARS, together with interest, in arrears, on the unpaid principal balance from time to time outstanding hereunder and accrued unpaid interest, at the annual rate of 7 percent (7%) per annum from the date hereof until this Note shall be paid in full. Payments of interest and principal shall be due and payable in forty (40) equal payments of TWENTY-NINE THOUSAND EIGHT HUNDRED FORTY-THREE and 71/100 DOLLARS (US $29,843.71) commencing on May 8, 1998 and continuing on the last date of each August, November, February and May thereafter. The entire principal payable hereunder, together with all unpaid interest, fees, expenses and other charges, if not sooner paid, shall in any event be paid on or before May 31, 2008 (the "Maturity Date").

         All sums payable hereunder are payable in lawful money of the United States of America and in immediately available funds at the above stated office of Payee or such other place or places as Payee may designate in writing.

         All sums paid under this Note shall be applied first to any interest, fees, expenses and other charges then due and unpaid, in such order as the Payee shall determine, with the remaining balance, if any, to be applied to unpaid principal.

         This Note may be prepaid at any time, in whole or in part, without penalty or premium, all such partial payments to be applied against installments of principal in the inverse order of their maturity.

         Whenever a day on which payment of interest and/or principal is required to be made hereunder falls on a Saturday, Sunday or public holiday, such payment shall be due on the next following normal business day, and where time is extended for the payment of principal by virtue of the due





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date thereof falling on a Saturday, Sunday or public holiday, such extended time shall be included in the computation of interest.

         No renewal of extension granted, or any indulgence shown to, or any release of, or any dealings between the Payee and any other person, corporation, or entity now or hereafter interested in this Note or in the property securing this Note, whether as owner, encumbrancer, grantor, or otherwise, shall discharge, extend or in any way affect the obligations of Maker hereunder.

         Maker shall remain primarily liable on this Note and the Pledge Agreement given to secure the same until full payment, unaffected by any alienation of all or any part of the property securing this Note, by any agreement or transaction between any Payee and any alienee as to payment of principal, interest or other monies, by any forbearance or extension of time, guaranty or assumption by others, or by any other matter, as to all of which notice is hereby waived by maker.

         The principal amount of this Note and accrued interest thereon shall be due and payable upon the occurrence of any Event of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

         1. Nonpayment of any installment of principal interest and/or of any other sum payable under this Note when it shall become due and payable (no prior demand therefor being necessary).

         2. (a)(i) The insolvency or inability of Maker to pay his or its debts as they mature; (ii) the appointment of a receiver, trustee, custodian or any other fiduciary, for, or for any of the property of, Maker; (iii) the making of an assignment for the benefit of creditors, or the making of or entering into a trust mortgage or deed or other instrument of similar import for the benefit of creditors, by Maker; or (iv) the convening of a meeting of the creditors, or the selection of a committee representing the creditors of Maker; or

                 (b) The filing of a petition, complaint, motion or other pleading seeking any relief under any receivership, insolvency, or debtor relief law, or seeking any readjustment of similar type or relief, or the filing of a petition, complaint, or motion under any chapter of the federal bankruptcy code, 11 U.S.C. Section 101 et seq., as the same now exists or may hereafter be amended, by or against Maker; or





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                 (c)      The entry of any judgment against, or the attachment
or garnishment of any of the property, goods or credits of, Maker which remains unpaid, unstayed, undismissed or unbonded for a period of thirty (30) days; or if any foreclosure is instituted (by judicial proceedings, by publication or notice pursuant to a power of sale or other wise) against Maker under any mortgage, deed of trust or security agreement granted by Maker and is not dismissed or terminated within a period of fifteen (15) days.

         3.      The dissolution of Maker.

         Upon the occurrence of any event of Default, this Note, at the option of the Payee, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Maker. The Payee's failure to exercise such option shall not constitute a waiver of the right to exercise it at any other time.

         If this Note shall not be paid when due and shall be placed by the holder hereof in the hands of any attorney for collection, through legal proceedings or otherwise, Maker will pay a reasonable attorney's fee to Payee, together with reasonable costs and expenses of collection.

         No renewal of extension granted, or any indulgence shown to, or any release of, or any dealings between the Payee and any other person, corporation, or entity now or hereafter interested in this Note or in the property securing this Note, whether as owner, encumbrancer, grantor, or otherwise, shall discharge, extend or in any way affect the obligations of Maker hereunder.

         This note is secured by a Pledge of marketable securities in accordance with the provisions of a Pledge Agreement of event date herewith.

         All provisions of this Note and the Pledge Agreement are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Payee hereunder and deemed interest under applicable law exceed the maximum rate of interest on the unpaid principal balance of this Note allowed by applicable law (the "Maximum Allowable Rate"), which shall mean the law in effect on the date of this Note, except that if there is a change in such law which results in a higher Maximum Allowable Rate being applicable to this Note, then this Note shall be





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governed by such amended law from and after its effective date.  In the event that fulfillment of any provision of this Note or the Pledge Agreement results in the interest rate hereunder being in excess of the Maximum Allowable Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, Payee or any successor Payee receives an amount which under applicable law would cause the interest rate hereunder to exceed the Maximum Allowable Rate, the portion thereof which would be excessive shall automatically be applied to and deemed a prepayment of the unpaid principal balance of this Note and not a payment of interest.

         This Note may not be modified or terminated orally.

         This Note has been executed and delivered in the Bermuda and for all purposes shall be enforced and construed in accordance with the substantive law of Bermuda, without resort to its conflict of laws rules.

         IN WITNESS WHEREOF, Maker has signed this Note on the date first above written.


                                  BRIANA INVESTMENT GROUP, LP
                                  by:    WINDBRIDGE HOLDINGS, LTD.,
                                         a BVI ICB, its General Partner


                                  BY:      /s/ Vernon N. Douglas, Jr.
---------------------------          ---------------------------------
Witness                                    Vernon N. Douglas, Jr.,
                                           Director